Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Fiscal 2019 Fourth Quarter and Full Year Results

Investor Conference Call and Webcast on July 23, 2019 at 9:00 A.M. ET

Monroe Township, N.J., July 22, 2019 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the fourth quarter and full fiscal year 2019 ended April 30, 2019.

Fourth Quarter and Year to Date Operational Highlights

Revenue Generation: Agreement with leading oil and gas operator to conduct a detailed feasibility study to monitor subsea wells during decommissioning; and contract with U.S. Navy for up to $225,000, to develop a buoy mooring system that incorporates fiber optics for the transmission of subsea sensor data.

Growing Industry Partnerships: Agreement with Modus, Ltd. to develop commercial market solutions for a combined Hybrid Autonomous Underwater Vehicle (HAUV) charging station that uses the PowerBuoy® system; agreement with Acteon Field Life Service to pursue mutual opportunities in the global oil and gas and renewable market; and agreement with Saab Seaeye, Ltd. to focus on AUV and remotely operated underwater vehicle (eROV) charging and communications systems.

Advancing Technology: New U.S. Patent for OPT Power Take-Off (PTO) System; Eni deployment in the Adriatic Sea has produced more than one megawatt-hour of cumulative energy to date and is operating continuously and error-free.

Management Commentary

George H. Kirby, President and Chief Executive Officer of OPT, stated, “I am pleased with the progress that’s been made at OPT throughout fiscal year 2019. We have built a strong opportunity pipeline, and we are further establishing our credibility in our key addressable markets. In addition, we continuously innovate and create more efficient solutions to address challenges in subsea environments. This allows us to expand our entry points into these markets, in order to continue to successfully commercialize our technology.”

“While we have additional work to achieve our desired commercial results, I’m very excited with the state of OPT’s position today versus one year ago. As I outlined during our commercialization call in May, 2019 we have roughly 80 opportunities in the pipeline at varying stages of development with a potential value that is greater than $50 million.

“With the enthusiastic interest we are seeing in the market for the PB3 PowerBuoy® technology and our new complimentary products and services, we believe OPT has the necessary foundation for growth,” concluded Mr. Kirby.

Fourth Quarter Financial Review

Revenue for the fourth quarter of fiscal 2019 was $191,000, which was relatively unchanged as compared to $222,000 for the prior-year period. The net loss for the fourth quarter of fiscal 2019 was $2.5 million, compared to a net loss of $3.3 million for the prior-year period. The decrease in net loss was mainly attributable to lower cost of revenue as a result of timing on new contracts and the decrease in selling, general and administrative costs.

Fiscal Year 2019 Financial Review

Revenue for the full twelve months of fiscal 2019 was $632,000, compared to revenue of $511,000 for the same period in fiscal 2018. The increase over 2018 was attributable to higher revenue on new contracts signed and started at the end of fiscal year 2018 and the beginning of fiscal year 2019 relating to Eni, Premier Oil, Enel Green Power, and the U.S. Navy SBIR. The net loss for the twelve months of fiscal 2019 was $12.2 million, compared to a net loss of $10.2 million for the same period in fiscal 2018. The increase in net loss primarily related to the higher cost of revenues, new products and buoy builds for future customer contracts versus fiscal year 2018.

Balance Sheet and Cash Flow

Total cash, cash equivalents, restricted cash and marketable securities were $17.2 million as of April 30, 2019, up from $12.3 million on April 30, 2018. Net cash used in operating activities during the fiscal year ended April 30, 2019 was $12.1 million, an increase of $1.4 million, when compared to $10.7 million during the fiscal year ended April 30, 2018 that is primarily related to higher costs associated with new contracts, product development, and additional buoy builds.

Conference Call & Webcast:

Ocean Power Technologies’ management will host a conference call and webcast to review its financial and operating results on Tuesday, July 23, 2019 at 9:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-877-407-8291 (toll free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until October 23, 2019 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13691832. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® and the near-term availability of its hybrid PowerBuoy® and Subsea Battery Solution, along with its Innovation and Support Services provide clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Investor Relations Contact:

Matthew Abenante, IRC

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2019	April 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$16,660	$11,499
Marketable securities	-	25
Restricted cash- short-term	344	572
Accounts receivable	63	171
Unbilled receivables	-	71
Contract assets	15	-
Litigation receivable	-	350
Other current assets	537	567
Total current assets	17,619	13,255
Property and equipment, net	592	712
Restricted cash- long-term	155	154
Total assets	$18,366	$14,121
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$312	$290
Accrued expenses	1,938	2,261
Litigation payable	-	350
Unearned revenue	-	18
Contract liabilities	188	-
Warrant liabilities	6	201
Current portion of capital lease obligations	-	23
Deferred credits payable current	-	600
Total current liabilities	2,444	3,743
Deferred rent	147	142
Total liabilities	2,591	3,885
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 5,425,517 and 921,247 shares, respectively	5	1
Treasury stock, at cost; 3,770 and 3,701 shares, respectively	(301)	(300)
Additional paid-in capital	226,026	208,233
Accumulated deficit	(209,784)	(197,538)
Accumulated other comprehensive loss	(171)	(160)
Total stockholders’ equity	15,775	10,236
Total liabilities and stockholders’ equity	$18,366	$14,121

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
	2019	2018	2019	2018

Revenues	$191	$222	$632	$511
Cost of revenues	124	569	1,303	763
Gross profit/(loss)	67	(347)	(671)	(252)

Operating expenses:
Engineering and product development costs	879	922	4,984	4,320
Selling, general and administrative costs	1,706	2,024	7,616	6,988
Total operating expenses	2,585	2,946	12,600	11,308
Operating loss	(2,518)	(3,293)	(13,271)	(11,560)

Gain due to the change in fair value of warrant liabilities	12	40	195	122
Interest income, net	12	31	35	83
Other income	-	-	-	4
Foreign exchange gain/(loss)	(12)	(32)	(55)	75
Loss before income taxes	(2,506)	(3,254)	(13,096)	(11,276)
Income tax benefit	-	-	850	1,119
Net loss	$(2,506)	$(3,254)	$(12,246)	$(10,157)
Basic and diluted net loss per share	$(1.05)	$(3.58)	$(9.52)	$(13.24)
Weighted average shares used to compute basic and diluted net loss per share	2,389,719	907,690	1,286,727	767,330

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended April 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(12,246)	$(10,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss/(gain)	55	(75)
Depreciation	180	122
Loss on disposal of property, plant and equipment	-	5
Compensation expense related to stock option grants and restricted stock	295	329
Gain due to the change in fair value of warrant liabilities	(195)	(122)
Changes in operating assets and liabilities:
Accounts receivable	108	(123)
Unbilled receivables	71	225
Contract assets	(15)	-
Other assets	325	194
Accounts payable	23	(296)
Accrued expenses	(316)	(821)
Deferred rent	5	5
Deferred credit payable	(600)	-
Unearned revenue	(18)	18
Contract liabilities	188	-
Net cash used in operating activities	(12,140)	(10,696)
Cash flows from investing activities:
Purchases of marketable securities	(25)	(25)
Maturities of marketable securities	50	25
Leasehold improvements and purchase of equipment	(54)	(658)
Net cash used in investing activities	(29)	(658)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	-	14,654
Proceeds from issuance of common stock- Aspire financing net of issuance costs	593	-
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	882	-
Proceeds from issuance of common stock, common and pre-funded warrants, net of issuance costs	15,712	-
Proceeds from exercise of pre-funded warrants	20	-
Payment of capital lease obligations	(23)	(35)
Acquisition of treasury stock	(1)	(37)
Net cash provided by financing activities	17,183	14,582
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(80)	88
Net increase in cash, cash equivalents and restricted cash	4,934	3,316
Cash, cash equivalents and restricted cash, beginning of period	12,225	8,909
Cash, cash equivalents and restricted cash, end of period	$17,159	$12,225

Ocean Power Technologies, Inc.